Exhibit 99.1

For immediate release

July 30, 2019

AtriCure Reports Second Quarter 2019 Financial Results

•	Worldwide revenue of $58.9 million – an increase of 13.7% year over year
•	U.S. revenue of $47.2 million – an increase of 15.5% year over year
•	International revenue of $11.7 million – an increase of 7.0% year over year

MASON, Ohio, July 30, 2019 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced second quarter 2019 financial results.

“Our second quarter results demonstrate strength across the business,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We  remain confident that our investments in innovation, clinical science and physician education will enable us to continue to execute on our strategy of expanding our reach to positively impact patient outcomes worldwide.”

Second Quarter 2019 Financial Results

Revenue for the second quarter of 2019 was $58.9 million, an increase of $7.1 million or 13.7% (14.5% on a constant currency basis), compared to second quarter 2018 revenue. U.S. revenue was  $47.2 million, an increase of $6.3 million or 15.5%, compared to second quarter 2018 revenue. U.S. revenue growth was driven by increased sales of open ablation and appendage management products. International revenue increased 7.0% (an increase of 10.8% on a constant currency basis) to $11.7 million,  as a result of increased sales of open ablation and appendage management products.  A discussion of non-GAAP financial measures and reconciliations regarding non-GAAP financial measures to their respective GAAP financial measures are provided later in this release.

Gross profit for the second quarter of 2019 was $43.9 million compared to $38.1 million for the second quarter of 2018. Gross margin for the second quarter of 2019 increased to 74.5% compared to 73.5% in the second quarter of 2018, driven primarily by improvements to operations and lower costs, partially offset by unfavorable product mix in international markets.

Loss from operations for the second quarter of 2019 was $3.8 million, compared to income of $1.0 million for the second quarter of 2018. Net loss per share was $0.11 for the second quarter of 2019 compared to a net loss per share of $0.01 for the second quarter of 2018.

Adjusted EBITDA was positive  $0.7 million for the second quarter of 2019 compared to $0.8 million for the second quarter of 2018. Adjusted loss per share for the second quarter of 2019 was $0.17 compared to $0.19 for the second quarter of 2018. Adjusted EBITDA and adjusted loss per share are non-GAAP measures.

2019 Financial Guidance

Management is updating revenue guidance for 2019 to a range of $224 million to $228 million, corresponding to growth of 11% to 13% for the year. Adjusted EBITDA is now expected to be between $0 and $2 million.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday,  July 30, 2019 to discuss its second quarter 2019 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 6083869. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator®  Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial

Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments to expenses related to the adjustment in value of the contingent consideration liability. Management believes this metric provides a better measure of comparability of results between periods, as such adjustments are not frequent in nature or similar in value and can be significant. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
United States Revenue:
Open ablation	$20,561	$18,073	$39,557	$35,652
Minimally invasive ablation	9,092	9,114	16,854	17,727
Appendage management	16,498	13,101	32,168	24,898
Total ablation and appendage management	46,151	40,288	88,579	78,277
Valve tools	1,014	546	1,590	993
Total United States	47,165	40,834	90,169	79,270
International Revenue:
Open ablation	6,792	5,836	13,092	10,745
Minimally invasive ablation	1,935	2,660	4,064	4,452
Appendage management	2,977	2,424	5,431	4,222
Total ablation and appendage management	11,704	10,920	22,587	19,419
Valve tools	37	48	116	107
Total international	11,741	10,968	22,703	19,526
Total revenue	58,906	51,802	112,872	98,796
Cost of revenue	15,013	13,723	29,108	26,214
Gross profit	43,893	38,079	83,764	72,582
Operating expenses:
Research and development expenses	9,804	8,655	17,980	17,712
Selling, general and administrative expenses	37,928	28,466	74,943	63,342
Total operating expenses	47,732	37,121	92,923	81,054
Income (loss) from operations	(3,839)	958	(9,159)	(8,472)
Other expense, net	(252)	(1,248)	(501)	(1,904)
Loss before income tax expense	(4,091)	(290)	(9,660)	(10,376)
Income tax expense	10	48	76	96
Net loss	$(4,101)	$(338)	$(9,736)	$(10,472)
Basic and diluted net loss per share	$(0.11)	$(0.01)	$(0.26)	$(0.32)
Weighted average shares used in computing net loss per share:
Basic and diluted	37,334	33,252	37,156	33,117

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$90,841	$124,402
Accounts receivable, net	27,955	25,195
Inventories	24,432	22,484
Prepaid and other current assets	3,297	2,592
Total current assets	146,525	174,673
Property and equipment, net	28,095	27,080
Operating lease right-of-use assets	1,624	—
Long-term investments	12,860	—
Goodwill and intangible assets, net	153,543	154,511
Other noncurrent assets	473	495
Total assets	$343,120	$356,759
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$32,477	$35,499
Other current liabilities and current maturities of debt and leases	6,955	4,717
Total current liabilities	39,432	40,216
Finance lease liabilities	11,834	12,172
Long-term debt	33,886	35,571
Operating lease liabilities	1,150	—
Other noncurrent liabilities	15,270	19,419
Total liabilities	101,572	107,378
Stockholders' equity:
Common stock	39	39
Additional paid-in capital	498,402	496,544
Accumulated other comprehensive loss	(154)	(199)
Accumulated deficit	(256,739)	(247,003)
Total stockholders' equity	241,548	249,381
Total liabilities and stockholders' equity	$343,120	$356,759

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(9,736)	$(10,472)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	8,529	7,424
Depreciation and amortization of intangible assets	4,590	4,403
Amortization of deferred financing costs	109	217
Non-cash lease expense	234	—
Loss on disposal of property and equipment	332	97
Realized loss from foreign exchange on intercompany transactions	102	56
Accretion of investments	(735)	(56)
Change in allowance for doubtful accounts	68	58
Change in fair value of contingent consideration	(3,872)	(5,916)
Changes in operating assets and liabilities:
Accounts receivable	(2,859)	(1,946)
Inventories	(1,966)	703
Other current assets	(710)	(877)
Accounts payable and accrued liabilities	(3,438)	(4,129)
Other noncurrent assets and liabilities	(340)	69
Net cash used in operating activities	(9,692)	(10,369)
Cash flows from investing activities:
Purchases of available-for-sale securities	(31,627)	(23,510)
Sales and maturities of available-for-sale securities	46,162	13,000
Purchases of property and equipment	(4,456)	(3,473)
Proceeds from sale of property and equipment	8	6
Net cash provided by (used in) investing activities	10,087	(13,977)
Cash flows from financing activities:
Proceeds from debt borrowings	—	17,381
Payments on debt and finance leases	(303)	(1,469)
Payment of debt fees	(300)	(1,136)
Proceeds from stock option exercises and employee stock purchase plan	2,024	5,425
Shares repurchased for payment of taxes on stock awards	(8,695)	(3,724)
Net cash (used in) provided by financing activities	(7,274)	16,477
Effect of exchange rate changes on cash and cash equivalents	(105)	(74)
Net decrease in cash and cash equivalents	(6,984)	(7,943)
Cash and cash equivalents - beginning of period	32,231	21,809
Cash and cash equivalents - end of period	$25,247	$13,866

Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss, as reported	$(4,101)	$(338)	$(9,736)	$(10,472)
Income tax expense	10	48	76	96
Other expense, net	252	1,248	501	1,904
Depreciation and amortization expense	2,362	2,204	4,590	4,403
Share-based compensation expense	4,375	3,534	8,529	7,424
Contingent consideration adjustment	(2,205)	(5,916)	(3,872)	(5,916)
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$693	$780	$88	$(2,561)

Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss, as reported	$(4,101)	$(338)	$(9,736)	$(10,472)
Contingent consideration adjustment	(2,205)	(5,916)	(3,872)	(5,916)
Net loss excluding contingent consideration adjustment	$(6,306)	$(6,254)	$(13,608)	$(16,388)
Basic and diluted adjusted net loss per share	$(0.17)	$(0.19)	$(0.37)	$(0.49)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	37,334	33,252	37,156	33,117